Exhibit 10.22

[AXT LETTERHEAD]

January 8, 2007

PRIVATE AND CONFIDENTIAL

VIA EMAIL AND FACSIMILE

Mr. Mark Tindale

Vice President

Recapture Metals Limited

625 Neal Drive

Peterborough, Ontario

Canada K9J 6X7

Re:          Purchase of 7N Gallium Metal

Dear Mark:

In this letter (the “Agreement”) we are entering into an agreement between AXT, Inc., a Delaware corporation (“AXT” or “the Company”) and Recapture Metals Limited (“Recapture”), regarding the purchase by the Company of 7N gallium metal (the “Gallium”) from Recapture during calendar years 2007 and 2008.  This letter sets forth the terms and conditions of the Company’s agreement to purchase the Gallium, and supercedes any and all prior verbal and written agreements or expressions of interest from the Company concerning the subject matter hereof.

The Company and Recapture agree and acknowledge that Recapture is in the business of producing the Gallium, and the Company wishes to purchase such Gallium for use in its own products on the terms and conditions of this Agreement.  Accordingly, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows.

1.             Purchase of Gallium.

1.1           Product.  All Gallium purchased pursuant to this Agreement shall be 7N Gallium.  The Company shall purchase the Gallium for use in its products and for distribution to third parties.  The Company shall not purchase the Gallium for resale.

1.2           Volume.  The Company shall purchase up to 18,000 kg of Gallium pursuant to this Agreement, as such amount may be increased or decreased as set forth below.  Recapture shall be obligated to deliver the full 18,000 kg according to this Agreement.

1.3           Delivery.  Recapture shall deliver 1,000 kg of Gallium per month to the Company, beginning July 1, 2007.  All Gallium shall be shipped by Recapture to the Company’s facilities in Beijing, People’s Republic of China.  All Gallium shall be packed and shipped in accordance with instructions or specifications provided by the Company, or, in the absence of such instructions, Recapture shall comply with the best practices to ensure safe arrival at destination at the lowest possible cost.  If Gallium is not delivered in accordance with the agreed monthly schedule, the Company may terminate, without further liability, this Agreement as to Gallium not yet shipped, by notice effective upon receipt by Recapture.

[***]  Indicates redacted terms for which confidential treatment has been requested from the Securities and Exchange Commission.

2.             Price.

2.1           Price.  For all deliveries of Gallium made by Recapture to the Company during the period beginning on July 1, 2007 and ending on March 31, 2008, representing delivery of at least 9,000 kg of Gallium, the purchase price shall be [$***]per kg.  For all deliveries of Gallium made by Recapture to the Company during the period beginning on April 1, 2008 and ending on December 31, 2008, representing delivery of at least 9,000 kg of Gallium, the purchase price shall be [$***] per kg.  The period from July 1, 2007 through December 31, 2008 shall be referred to herein as the “Delivery Term.”  Delivery shall be made FOB Blanding, Utah.  In the event of any changes to the delivery dates, the parties agree that the first 9,000 kg of Gallium delivered by Recapture to the Company shall be at [$***] per kg, no matter when delivered, and the second 9,000 kg shall be at [$***] per kg, no matter when delivered.

3.             Payment.

3.1           Due Date.  Except as provided below, payment shall be due thirty (30) days after the receipt of the invoice by the Company.  Recapture may invoice each shipment separately and each shipment shall be considered a separate and individual contract.

3.2           Shipping Costs.  Shipment costs will be paid initially by Recapture, but billed as a separate item on the same invoice to the Company.  The carrier will be selected by Recapture in the absence of specific instructions by the Company.  In no event shall Recapture be liable for any delay in delivery, or assume any liability in connection with shipment, nor shall the carrier be deemed an agent of Recapture.

4.             Increase or Decrease in Orders.

4.1           Guaranteed Delivery.  Subject to any changes made by the Company pursuant to this section, Recapture shall guarantee the delivery of 1,000 kg of Gallium to the Company per month, during the Delivery Term, up to a total of 18,000 kg.  The Company shall be committed to purchase 18,000 kg of Gallium, unless this agreement is terminated prior to the end of the Delivery Term, as set forth below.

4.2           Increase or Decrease in Monthly Delivery.  Upon agreement of the Company and Recapture, the Company may increase or decrease the amount of Gallium delivered in any particular month from the guaranteed 1,000 kg per month during the Delivery Period, upon thirty (30) days prior notice to Recapture, up to an amount equal to 2,000 kg.  Any increase or decrease in a particular monthly delivery shall not change Recapture’s obligation to supply, and the Company’s obligation to purchase, a total of 18,000 kg at the purchase prices agreed, during the Delivery Period, and the deferment of a shipment from a previous month shall not affect the Company’s purchase obligation or Recapture’s supply obligation in any subsequent month.  Adjustment to future monthly deliveries caused by an increase or decrease in a delivery in a particular month shall be made upon mutual agreement of Recapture and the Company.

5.             Special Orders.

5.1           Procedure.  An additional order above the scheduled deliveries set forth herein that is placed by the Company shall be deemed to be a “Special Order.”  The Special Order procedure should be used by the Company solely to fill unexpected needs.  All Special Orders must be in writing, or, if given verbally, confirmed in writing.  Each Special Order shall be subject to written acceptance by Recapture at its headquarters.

5.2           Price.  Such Special Order, if accepted by Recapture, shall be at a purchase price of [$***] per kg or [$***] per kg of Gallium, whichever is the then applicable purchase price for shipments made in accordance with this Agreement as set forth in Section 2.1 above.

6.             Shipments.  All shipments will be made F.O.B. Recapture’s distribution center in Blanding, Utah.  Delivery will be deemed complete and risk of loss or damage to the Gallium will pass to the Company upon delivery to the carrier.

7.             Acceptance.  The Gallium shall be deemed accepted by the Company unless notice of defect is received within thirty (30) days of shipping thereof and the Gallium is returned to Recapture within sixty (60) days of shipping.  In the event of discovery of Gallium that does not qualify as 7N, the Company’s sole remedy shall be to exchange such Gallium for a new shipment of Gallium.

8.             Warranties.

8.1           Limited Warranty.  Recapture warrants to Company that the Gallium will be 7N Gallium.  Recapture’s exclusive obligation with respect to non-conforming Gallium shall be (a) to replace that Gallium with Gallium that conforms to the specifications, or (b) to refund to Company the purchase price paid for the Gallium.  The Company shall notify Recapture of any nonconformance during the warranty period, obtain a return authorization for the nonconforming Gallium from Recapture, and return the nonconforming Gallium to Recapture’s designated facility, freight prepaid, with a statement describing the nonconformity.  THE FOREGOING IS COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY BY RECAPTURE.

8.2           Recapture warrants that all Gallium supplied pursuant to this Agreement will have been produced and supplied in compliance with all applicable federal, state, foreign, and local laws, orders, rules and regulations, including any laws relating to the production, sale, storage or shipment of hazardous materials, toxic substances, or other environmental regulations.  Recapture shall indemnify the Company against any liability caused by any non-compliance with this provision.

8.3           Disclaimer of Warranties.  THE FOREGOING WARRANTIES ARE THE SOLE WARRANTIES, EXPRESS OR IMPLIED, GIVEN BY RECAPTURE IN CONNECTION WITH THE GALLIUM AND RECAPTURE DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS.

9.             Recapture’s Indemnification.

9.1           Scope of Warranty.  Recapture agrees to indemnify and hold harmless the Company, and its subsidiaries, and all of their officers, directors and employees against any claims, actions or demands alleging that the manufacture or distribution of the Gallium infringes any copyrights, patents, trade secrets or mask works rights of any third parties arising under United States law.  To terminate such obligation, Recapture may, at its option, (a) replace or modify the Gallium with product that is functionally equivalent and non-infringing, (b) obtain a license for the Company to continue the use and distribution of the Gallium or (c) accept the return of the Gallium held by Company and return the purchase price paid by Company for the Gallium.

9.2           Contingencies.  This obligation is contingent upon (a) the Company giving prompt written notice to Recapture of any such claim, action or demand, (b) the Company allowing Recapture to control the defense and related settlement negotiations and (c) the Company fully assisting, at Recapture’s expense, in the defense.

9.3           Limitations.  Recapture shall have no obligation hereunder for any such claims, actions or demands which result from:

(a)           The Company’s use of the Gallium in a combination which violates the rights of third parties or in a combination with materials or products not supplied by Recapture; or

(b)           The modification or attempted modification of the Gallium by parties other than Recapture or the use or distribution of such modified products.

10.           Company’s Indemnification.

10.1         Scope of Indemnity.

(a)           Unless the manufacture or distribution of the Gallium by Recapture directly infringes the patent rights of such third parties and Recapture has agreed to indemnify Company under Section 9.3 above, the Company agrees to indemnify and hold harmless Recapture, and its officers, directors and employees against any claims, actions or demands alleging that Recapture is liable for infringement of patents of any third parties due to the actions of the Company.  This obligation extends to liability arising under any theory including, but not limited to, contributory infringement, inducement of infringement and unfair competition.

(b)           The Company agrees to indemnify and hold harmless Recapture, and its officers, directors and employees against any claims, actions or demands alleging that the development, manufacture or distribution of the Gallium infringes any copyrights, patents, trade secrets, mask works or other third party proprietary rights based on:

(1)           The Company’s use of the Gallium in a combination which violates the rights of third parties or in a combination with materials or products not supplied by Recapture; or

(2)           The modification or attempted modification of the Gallium by parties other than Recapture or the use of distribution of such modified products.

10.2         Contingencies.  The obligation under Sections 10.1 and 10.2 is contingent upon (a) Recapture giving prompt written notice to the Company of any such claim, action or demand, and (b) Recapture fully assisting, at the Company’s expense, in the defense.

11.           Consequential Damages.  NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT, EVEN IF RECAPTURE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE LEGAL THEORY ON WHICH SUCH DAMAGES MAY BE BASED.

12.           Confidential Information.

12.1         Confidential Information.  Recapture agrees to maintain in confidence what it knows or has reason to know is regarded as confidential by the Company (“Confidential Information”).  Confidential Information will include, but will not be limited to, the proprietary information and trade secrets of the Company, the processes used by the Company in the development and manufacture of its products, including but not limited to its processes for crystal growth, and further production and manufacture of its products, marketing plans, blueprints, techniques, processes, procedures and formulae.

12.2         Limitations on Use.  Recapture will not disclose the Confidential Information to any person.  Recapture agrees that the Confidential Information will be disclosed or made available only to those of its employees or consultants who have agreed to receive it under terms at least as restrictive as those specified in this Agreement.  Recapture will take reasonable measures to maintain the confidentiality of the Confidential Information, but not less than the measures it uses for its confidential information of similar type.  Recapture will immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information.  Recapture agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.  This obligation will not apply to the extent that Recapture can demonstrate:

(a)           the disclosed information at the time of disclosure is part of the public domain;

(b)           the disclosed information became part of the public domain, by publication or otherwise, except by breach of the provisions of this Agreement;

(c)           the disclosed information is received from a third party without similar restrictions and without breach of this Agreement; or

(d)           the disclosed information is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper court of competent jurisdiction; provided however that Recapture will use its best efforts to minimize the disclosure of such information and will consult with the Company prior to such disclosure.

12.3         Publicity.  Neither party shall make public information concerning the terms of this Agreement nor the supplies or services provided hereunder without the prior written consent of the other party except as may be required by law or pursuant to a lawful request of a governmental agency, or as may be necessary or advisable by the Company to fulfill its disclosure obligations under applicable United States securities laws.

13.           Termination.

13.1         Term.  This Agreement shall commence on the Effective Date and shall continue through the Delivery Term, unless earlier terminated pursuant to this Agreement.

13.2         Causes for Termination.  This Agreement will terminate:

(a)           On the conclusion of the Delivery Term;

(b)           By the Company, upon thirty (30) day’s prior written notice to Recapture, if Recapture is unable to meet the agreed monthly delivery schedule set forth in this Agreement;

(c)           On the thirtieth (30th) day after either party gives the other notice of a material breach by the other of any term or condition of this Agreement, unless the breach is cured before that day; provided that any breach of Section 12.1 or 12.2 will be deemed a material breach of this Agreement that cannot be cured and the Agreement may be terminated immediately; or

(d)           Upon notice by a party, immediately, if

(1)           a receiver is appointed for the other party or its property;

(2)           the other party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; or

(3)           any proceedings are commenced against the other party under any bankruptcy, insolvency or debtor’s relief law and such proceedings are not vacated or set aside within sixty (60) days from the date of commencement thereof.

13.3         Effect of Termination.  After termination:

(a)           Except as provided in Section 13.3(b), all orders not shipped upon the date of termination shall be cancelled;

(b)           The Company will be entitled to have delivered, at its sole discretion, the Gallium ordered prior to termination on a letter of credit, C.O.D., or cash-in-advance basis;

(c)           All sums owed to Recapture by the Company shall become due and payable within thirty (30) days upon the effective date of termination; and

(d)           Neither party will be liable for damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination will not affect any other right or remedy at law or in equity of either party.

14.           General.

14.1         Waiver.  No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted.  No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

14.2         Severability.  If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

14.3         Choice of Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.  The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

14.4         Choice of Forum.  The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, and the Superior and Municipal Courts of the State of California, Alameda County, in any litigation arising out of the Agreement.

14.5         Notices.  Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section.

If to Recapture:	AXT
4281 Technology Drive
Fremont, California 94538
Attention: Mr. Wilson Cheung
Facsimile: 510-438-4793

If to Company:	Recapture Metals Limited
625 Neal Drive
Peterborough, Ontario
Canada K9J 6X7
Attention: Mr. Mark Tindale
Facsimile: (705) 755-0163

Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.

14.6         Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  Any purchase orders issued by the Company for the Gallium shall be for informational and scheduling purposes only.  The terms and conditions of such purchase orders shall be governed by the terms of this Agreement.

14.7         Amendment.  This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

14.8         Allocation of Risk.  The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties.  This allocation is reflected in the pricing of the Gallium and is an essential element of the basis of the bargain between the parties.

14.9         Arbitration.  Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association in the City of San Francisco, State of California, United States of America under the commercial rules then in effect for that Association except as provided herein.  All proceedings shall be held in English and a transcribed record shall be prepared in English.  Each party shall choose one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate.  Within sixty (60) days of receipt of the notice of the intent to arbitrate the two arbitrators shall choose a neutral third arbitrator who shall act as chairman.  If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the Association shall make such appointment within thirty (30) days of such failure.  The award rendered by the arbitrators shall include costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof; provided, however, that nothing in this Section shall be deemed as preventing either party from seeking relief from the courts as necessary to protect either party’s name, proprietary information, trade secrets, know how or any other appropriate provisional remedy.  The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act, is deemed to apply to said arbitration.

14.10       Survival.  Sections 3 (“Payment”), 8 (“Warranties”), 9 (“Recapture’s Indemnification”), 10 (“Company’s Indemnification”), 11 (“Consequential Images”), 12 (“Confidential Information”), 13.3 (“Effect of Termination”) and 14 (“General”) will survive the termination of this Agreement.

14.11       Statute of Limitations.  No action by either party arising under this Agreement may be brought at any time more than twelve (12) months after the facts occurred upon which the cause of action arose.

14.12       Force Majeure.  Except for the payment of money, neither party will be liable for any failure or delay in performance under this Agreement which might be due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of, any nature beyond the reasonable control of such party, including, without in any way limiting the generality of the foregoing, fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, strike, lockout, unavailability of components, activities of a combination of workmen or other labor difficulties, war, insurrection, riot, act of God or the public enemy, law, act, order, export control regulation, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement).  In the event of the happening of such a cause, the party whose performance is so affected will give prompt, written notice to the other party, stating the period of time the same is expected to continue.  Such delay will not be excused under this Section for more than one hundred eighty (180) days.  If Recapture’s production is curtailed for any of the reasons set forth in this section, Recapture may allocate its production among its customers in a manner Recapture deems, in its sole discretion, to be fair and reasonable.

14.13       Export Control.  In exercising its rights under this Agreement, the Company agrees to comply with all export controls imposed on the Gallium, by any country or organization or nations within whose jurisdiction the Company operates or does business.

14.14       Assignment.  Recapture may assign this Agreement to any person to whom it transfers all or substantially all of its proprietary rights in the Gallium.  Otherwise, neither party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without the other party’s prior written consent, and any attempt to do so without that consent will be void.  This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

14.15       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

We are excited about this opportunity to work with you further.  If you have any questions, please do not hesitate to contact me at (510) 438-4703 direct or by email at minsheng.lin@axt.com.

If the foregoing sets forth the terms and conditions of the Agreement, please sign below and return to us an originally executed counterpart at your earliest convenience.

Yours truly,

/s/  MinSheng Lin

MinSheng Lin

Chief Operating Officer

Cc:          Phil Yin

Wilson Cheung

Bob Ochrym

IN WITNESS WHEREOF, we hereby agree to the foregoing terms and conditions of the Agreement:

RECAPTURE METALS LIMITED

By	/s/ J. Mark Tindale

Name	J. Mark Tindale

Title	Vice President

Date	February 27, 2007